SETTLEMENT AGREEMENT AND GENERAL RELEASE

         This Settlement Agreement and General Release ("Agreement"), made effective this 17 day of December 2004 ("Effective Date"), is made by and between St. Paul Fire and Marine Insurance Company and Morton's Restaurant

Group, Inc.

                                    RECITALS



         WHEREAS, Morton's Restaurant Group, Inc. sustained losses in connection with the September 11, 2001 attack involving business and property located at 90

West Street, New York, New York; and



         WHEREAS, Morton's Restaurant Group, Inc. submitted a claim for these losses to St. Paul Fire and Marine Insurance Company under a contract for property insurance, numbered 144SP1157; and

         WHEREAS, the Parties have been engaged in a good faith negotiation in an attempt to resolve material differences regarding the nature and extent of any coverage obligation that might exist for said losses under said contract for insurance; and

         WHEREAS, St. Paul Fire and Marine Insurance Company has already paid

Morton's Restaurant Group, Inc. $6,745,612.00 (six million, seven hundred forty-five thousand, six hundred twelve dollars and zero cents) net of the deductible for these losses; and

         WHEREAS, Morton's Restaurant Group, Inc. contends that a further amount is due, while St. Paul contends that no further amount is due; and

         WHEREAS, the Parties desire to resolve finally and completely all differences that are related in any way to said losses;


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         NOW THEREFORE, in consideration of the mutual promises of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.  DEFINITIONS.

    Throughout this Agreement, including the preceding Recitals, the following definitions will apply:

    A. "St. Paul" means St. Paul Fire and Marine Insurance Company and its past,

present and future officers, directors, shareholders, principals, parents,

subsidiaries, affiliates, representatives, predecessors, successors, agents,

attorneys or assigns, and any and all Persons acting under its direction or control or on their behalf.

    B. "Morton's" means Morton's Restaurant Group, Inc., and its past, present and future officers, directors, shareholders, principals, affiliates,

representatives, predecessors, successors, agents, attorneys or assigns, and any and all Persons acting under its direction or control or on its behalf.

    C. "Insurance Contract" means the contract for property insurance numbered

144SP1157 between St. Paul and Morton's.

    D. "Loss" means any and all losses to property, Person, or business,

including without limitation any property loss or business interruption loss,

sustained or allegedly sustained by Morton's as a result of, or in any way caused by, the September 11, 2001 attack.

    E. "Party" or "Parties" means individually or jointly, St. Paul or Morton's.

    F. "Person" means any individual, corporation, partnership, unincorporated


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association, organization, governmental unit, sole proprietorship, trust or any other entity (or estate, guardian or beneficiary thereof), recognized in law or in fact to have rights or obligations.

II. PAYMENT.

    No later than December 24, 2004, St. Paul Fire and Marine shall cause to be delivered by overnite mail to Thomas J. Baldwin, Executive Vice President Chief

Financial Officer, Mortons Restaurant Group, 3333 New Hyde Park Road, New Hyde

Park, New York 11042 a check made payable to Morton's Restaurant Group, Inc. in an amount equal to $4,254,388.00 (four million, two hundred fifty-four thousand,

 three hundred eighty-eight dollars and zero cents).

III. RELEASE.

    The Parties hereby mutually release, remise and forever discharge each other, their employees, agents, servants, principals, directors, officers,

shareholders, affiliates, parent and subsidiary companies, predecessors,

successors, assigns, designees, attorneys and insurers, whether past, present or future from any and all claims, debts, demands, accountings, costs, attorneys'

fees:

    1. with respect to the Loss, or

    2. that arise out of or relate to St. Paul's performance (or lack of performance) of any obligations existing or alleged to exist with respect to the

Insurance Contract, including but not limited to any claims relating to unfair settlement practices, insurance statutory code violations, bad faith, deceptive trade practices, breach of fiduciary duty, fraud, malice, or oppression.

IV. REPRESENTATION AND WARRANTIES.

    Morton's represents and warrants that:


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    1. it has not sold, assigned, or otherwise transferred any rights of subrogation, indemnity or contribution arising out of or relating to the Loss;

and

    2. it is fully authorized to act on behalf of the Persons described in the definition of "Morton's" herein and that the individual signing this Agreement on behalf of Morton's is duly authorized to enter into this Agreement, and to execute and legally bind Morton's to it.

    St. Paul represents and warrants that it is fully authorized to act on behalf of the Persons described in the definition of "St. Paul" herein and that the individual signing this Agreement on behalf of St. Paul is duly authorized to enter into this Agreement, and to execute and legally bind St. Paul to it.

V.  CONFIDENTIALITY.

    The Parties shall maintain in strictest confidence the terms, conditions,

negotiation and implementation of this Agreement and shall not disclose or characterize the terms, conditions, negotiation or implementation of this

Agreement except as provided in this Section V. The terms, conditions,

negotiation or implementation of this Agreement may only be disclosed or characterized:

    1. In any action by any Party to enforce the terms of this Agreement; or

    2. Under any valid order of any court or administrative agency of competent jurisdiction with the statutory power to compel such disclosure; or

    3. By St. Paul, in response to any claim, demand, proceeding or cause of action of whatsoever kind and nature asserted against St. Paul by any Person for services or benefits under or related to the Insurance Contract; or

    4. By St. Paul, if necessary to show any reduction or exhaustion of the applicable


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limits of the Insurance Contract; or

    5. By St. Paul, to its attorneys, reinsurers, reinsurance intermediaries,

lenders, accountants, regulators or auditors; or

    6. By Morton's to its attorneys, auditors, accountants, lenders, investors,

brokers or assignees; or

    7. By mutual written agreement of the Parties, which agreement shall not be unreasonably withheld; or

    8. By Morton's in its financial statements and its filings with the

Securities and Exchange Commission.

VI. NO ADMISSIONS.

    A. Nothing contained in this Agreement or in any document exchanged by the

Parties in the negotiation or furtherance of this Agreement shall be construed as an admission or concession by any Party that it has any liability to any other Party.

    B. Neither the terms of this Agreement nor its negotiation, its execution or any action in performance of this Agreement shall be construed or asserted by any Person as giving rise to or creating any waiver by any Party of any of the terms, provisions, conditions or exclusions of any contract for insurance.

    C. The Parties agree, as an essential and integral part of this Agreement,

that this Agreement and the maters contained in this Agreement are not, and cannot be construed as, or asserted by any Person to be, an admission or concession by St. Paul that any liability or duty of any kind exists with respect to the Insurance Contract or otherwise, other than those obligations expressly set forth in and arising under this Agreement.


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VII. MISCELLANEOUS.

    A. SECTION HEADINGS. Section headings in this Agreement are provided solely for the convenience of the Parties and shall not be construed as affecting the rights or the obligations of the Parties under this Agreement.

    B. This Agreement has been entered into in reliance upon provisions of Rule

408 of the of the Federal Rules of Evidence, and similar state rules of evidence, which preclude the introduction of evidence regarding settlement negotiation and/or agreements. Except as permitted pursuant to Section V above,

any evidence relating to the negotiation, terms, or facts of this Agreement shall not be admissible in any future litigation by any Person or Party.

    C. RECITALS. The Recitals set forth above are incorporated by reference herein and are made a part of this Agreement.

    D. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws provisions, and shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective former, present or future officers, directors, shareholders, employees, successors, assigns,

agents, attorneys and representatives.

    E. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof. There are no other agreements or understandings between the Parties with respect to, and there have not been any contrary or additional representations (express or implied) between the Parties concerning, the subject matter herein.

    F. SEVERABILITY. If any provision of this Agreement, or any portion of any provision of this Agreement, is declared or found to be null and void, such provision or such portion of


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such provision shall be considered separate and apart from the remainder of this

Agreement, which shall remain in full force and effect.

    G. AMENDMENT/WAIVER. This Agreement, or any part of it, may be amended,

waived or modified only be a written instrument duly executed by both Parties prior to the effective date of such amendment, waiver or modification.

    H. NOT TO BE CONSTRUED AGAINST DRAFTER. This Agreement is a negotiated document initially prepared by one Party as a matter of convenience; therefore,

in the event of any dispute between the Parties, as a matter of law, the provisions of this Agreement shall not be construed against or in favor of either Party solely as a consequence of such Party's preparation, or lack of preparation, of this Agreement or on the ground that either Party is or is not an insurer.

    I. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same agreement.

    J. FURTHER ACTS. Each party covenants and agrees to execute such instruments and perform such acts as shall be reasonably necessary to carry out the terms of this Agreement.

    K. VOLUNTARY NATURE OF AGREEMENT. Each Party represents that it has read this Agreement in its entirety, understands its terms and conditions, and has signed this agreement after conferring with legal counsel.

    IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by such Party or its duly authorized officer as of the dates indicated.

                           [SIGNATURE PAGE TO FOLLOW]


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                              MORTON'S RESTAURANT GROUP, INC.

Date: 12/17, 2004             By:  /s/ Thomas J. Baldwin, EVP & CFO
                                   --------------------------------------------

                              Name: Thomas J. Baldwin
                                   --------------------------------------------

                              Its:  EVP & CFO
                                   --------------------------------------------


                              ST. PAUL FIRE AND MARINE INSURANCE COMPANY

Date: 12/23, 2004             By:  /s/ Charles H. Loud, AVP
                                   --------------------------------------------

                              Name: Charles H. Loud
                                   --------------------------------------------

                              Its:  Assistant Vice President
                                   --------------------------------------------
                                    St. Paul Travelers
                                   --------------------------------------------